As filed with the Securities and Exchange Commission on March 14, 2016
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM S-8
REGISTRATION STATEMENT
UNDERTHE SECURITIES ACT OF 1933
____________________________________
BRT REALTY TRUST
(Exact Name of Registrant as Specified in It's Charter)

Massachusetts	13-2755856
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303
GREAT NECK, NEW YORK 11021
(Address of Principal Executive Offices) (Zip Code)
____________________________

BRT REALTY TRUST 2016 INCENTIVE PLAN
(Full Title of the Plan)
Mark H. Lundy, Esq.
Senior Vice President
BRT Realty Trust
60 Cutter Mill Road
Great Neck, New York 11021
(Name and Address of Agent for Service)
516-466-3100
(Telephone Number, Including Area Code, of Agent for Service)
_________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "small reporting company"in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Shares of Beneficial Interest, par value $3.00 per share	600,000	$6.615	$3,969,000	$399.68

(1)	This registration statement registers 600,000 of the registrant's shares of beneficial interest, par value $3.00 per share, authorized for issuance under the registrant's 2016 Incentive Plan.
(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act") this registration statement shall also cover any of the registrant's common shares which become issuable under the registrant's 2016 Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of registrant's outstanding common shares.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and is based upon the average of the high and low prices of the shares of beneficial interest of the registrant as reported on the New York Stock Exchange on March 7, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)
The Annual Report on Form 10-K filed by BRT Realty Trust (the “Registrant”) for the fiscal year ended September 30, 2015 filed December 11, 2015 and the Registrant’s definitive proxy statement filed January 20, 2016;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2015; and

(c)
The description of the Registrant’s shares of beneficial interest contained in its Registration Statement on Form 8-A, filed on December 10, 1987 (File No. 001-07172), as updated by the description of its capital stock included in its Current Report on Form 8-K, filed on September 10, 2004, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Simeon Brinberg, Esq., who is providing an opinion on the legality of the common shares being registered hereby, is Senior Counsel of the Registrant. Mr. Brinberg is eligible to participate in the 2016 Incentive Plan and may be deemed to beneficially own an aggregate of 450,464 shares of beneficial interest of the Registrant.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Third Amended and Restated Declaration of Trust (the “Trust Declaration”), provides that the Trust will indemnify and hold harmless its trustees, officers, employees and agents (each, an “Indemnified Party”), against all liabilities and expenses, including attorneys’ fees reasonably incurred, in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or which they may be threatened because of being or having been an Indemnified Party to the fullest extent permitted by applicable law; provided, however, that no such indemnification shall be (i) made with respect to any matter in which the Indemnified Party is adjudicated to have acted with bad faith, willful misconduct or reckless disregard of his duties or gross negligence or not to have acted in good faith in the reasonable belief that his actions were in the Registrant’s best interests or (ii) provided in a case where any matter is disposed of by a compromise payment by an Indemnified Party unless such compromise payment is approved by a majority of the Registrant’s disinterested trustees or unless the Registrant has received a written opinion from independent legal counsel indicating that such Indemnified Party appears to have acted in good faith in the reasonable belief that his action was in the Registrant’s best interests.

The Trust Declaration further provides that no Indemnified Party shall be (i) subject to any personal liability whatsoever to any other person in connection with the Registrant’s affairs or its property, except to the extent it arises from the Indemnified Party’s bad faith, willful misconduct, gross negligence or reckless disregard of his duties or for his failure to act in good faith in the reasonable belief that his action was in the best interest of the Registrant; and (ii) liable to the Registrant, any shareholder or any Indemnified Party for any action or failure to act (including without limitation the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misconduct, gross negligence or reckless disregard of his duties or for his failure to act in good faith in the reasonable belief that his action was in the best interests of the Registrant.

Section 67 of Chapter 156B of the Massachusetts General Laws provides that indemnification of directors and officers of a corporation may be provided to the extent specified or authorized by the articles of organization or shareholder approved bylaws, provided that no indemnification may be provided with respect to any matter as to which the director or officer shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

The Registrant’s trustees and officers are covered by insurance policies maintained by or on behalf of the Registrant insuring against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Simeon Brinberg, Esq. with respect to the legality of the securities being registered.

23.1	Consent of Simeon Brinberg (included in the opinion filed as Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	BRT Realty Trust 2016 Incentive Plan.

Item 9.    Undertakings.

(a)   The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, BRT Realty Trust certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York, on March 14, 2016.

BRT REALTY TRUST

By: /s/Jeffrey A. Gould
Jeffrey A. Gould
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Jeffrey A. Gould, George E. Zweier and Mark H. Lundy, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 14, 2016.

Signature	Title
/s/ Israel Rosenzweig	Chairman of the Board of Trustees
Israel Rosenzweig

/s/ Jeffrey A. Gould	Chief Executive Officer, President and Trustee
Jeffrey A. Gould	(Principal Executive Officer)

/s/ Alan H. Ginsburg	Trustee
Alan H. Ginsburg

/s/ Louis C. Grassi	Trustee
Louis C. Grassi

/s/ Fredric H. Gould	Trustee
Fredric H. Gould

/s/ Matthew J. Gould	Trustee
Matthew J. Gould

/s/ Gary Hurand	Trustee
Gary Hurand

Signature	Title
/s/Jeffrey Rubin	Trustee
Jeffrey Rubin

/s/Jonathan H. Simon	Trustee
Jonathan H. Simon

/s/ Elie Weiss	Trustee
Elie Weiss

/s/ George E. Zweier	Vice President and Chief Financial Officer
George E. Zweier	(Principal Financial Officer and Principal
Accounting Officer)